As filed with the Securities and Exchange Commission on April 9, 2002
                                                          Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                     06-139-7316
    (State or other jurisdiction of                       (I.R.S. Employer
    incorporation or organization)                     Identification Number)

                             251 Ballardvale Street
                              Wilmington, MA 01887
                                 (978) 658-6000
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Thomas F. Ackerman
               Senior Vice President and Chief Financial Officer
                 Charles River Laboratories International, Inc.
                             251 Ballardvale Street
                              Wilmington, MA 01887
                           (978) 658-6000, Ext. 1225
                              (978) 694-9504 (fax)
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                    Copy to:
                           Richard D. Truesdell, Jr.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                                 (212) 450-4000
                              (212) 450-4800 (fax)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            -----------------------


                        CALCULATION OF REGISTRATION FEE


                                                                   Proposed Maximum     Proposed Maximum         Amount of
                Title of Each class              Amount to be        Offering Price         Aggregate          Registration
          of Securities to be Registered          Registered          Per Unit(1)      Offering Price(1)           Fee
--------------------------------------------- ------------------  -----------------  ---------------------     ------------
3.50% Senior Convertible Debentures
due February 1, 2022.........................    $185,000,000         $1,012.50            $187,312,500           $17,233
--------------------------------------------- ------------------  -----------------  ---------------------     ------------
Common Stock, par value $0.01 per share......    4,759,454(2)            (3)                   (3)                  (3)
============================================= ==================  =================  =====================     ============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and asked prices of the 3.50% Senior Convertible Debentures due February 1, 2022 in the PORTAL system on April 5, 2002.
(2) This includes 4,759,454 shares of common stock issuable upon conversion of the debentures at the initial conversion price of $38.87 per share of our common stock. Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(3) Pursuant to Rule 457(i) of the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 9, 2002

PROSPECTUS


                                  $185,000,000

                 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

            3.50% Senior Convertible Debentures due February 1, 2022
                                      and
            Common Stock Issuable upon Conversion of the Debentures


   This prospectus will be used by holders of our 3.50% Senior Convertible Debentures due February 1, 2022 to resell their debentures or the shares of our common stock, par value $0.01 per share, issuable upon conversion of the debentures. We originally issued the debentures in a private placement in January 2002. Additional debentures were issued in February 2002 as a result of the exercise in part of the initial purchasers' option.

   The debentures are senior unsecured obligations of Charles River Laboratories International, Inc. The debentures will accrue interest at an initial rate of 3.50%, which will be reset (but not below the initial rate of 3.50% or above 5.25%) on August 1, 2007, 2012 and 2016. We will pay interest on the debentures on February 1 and August 1 of each year. The first interest payment will be made on August 1, 2002. The debentures are currently designated for trading in The Portal Market, a subsidiary of The Nasdaq Stock Market, Inc.

   You may convert your debentures into shares of our common stock at the initial conversion price of $38.87 per share of our common stock, subject to the adjustments described in this prospectus. You may surrender your debentures for conversion at any time before the close of business on the business day immediately preceding the maturity date, unless previously redeemed or purchased by us. Our common stock is listed on the New York Stock Exchange under the symbol "CRL." On April 8, 2002, the last reported sale price of our common stock on the NYSE was $31.01 per share.

   On or after February 5, 2005, we may redeem for cash all or part of your debentures that have not been previously converted at the redemption prices set forth in this prospectus. You may require us to purchase for cash all or part of your debentures on February 1, 2008, 2013 and 2017 at a price equal to 100% of the principal amount of your debentures, plus accrued interest up to, but not including, the date of purchase. In addition, if a change in control occurs on or before February 1, 2022, you may require us to purchase for cash all or part of your debentures.


                            -----------------------


   Investing in the debentures involves risks that are described in "Risk Factors Relating to Our Debt" beginning on page 9 of this prospectus.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this prospectus is , 2002

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

Summary.......................................................................1
Risk Factors..................................................................6
Forward Looking Information..................................................11
Industry and Market Data.....................................................11
Use of Proceeds..............................................................12
Ratio of Earnings to Fixed Charges...........................................12
Description of Debentures....................................................13
Description of Capital Stock.................................................24
Material U.S. Federal Income Tax Considerations..............................27
Selling Securityholders......................................................32
Plan of Distribution.........................................................36
Legal Matters................................................................39
Experts......................................................................39
Where You Can Find More Information..........................................40

                            -----------------------


     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities that the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholders are required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. You may read the registration statement, including the exhibits, at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

      You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                                    SUMMARY

     The following summary may not contain all the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes incorporated by reference, before making an investment decision.

     When used in this prospectus, the terms "Charles River," "we," "our" and "us" refer to Charles River Laboratories International, Inc. and its consolidated subsidiaries, unless otherwise specified.

The Company

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 77 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many challenges of early-stage life sciences research, a large and growing market.

     We are organized as a Delaware corporation. Our headquarters are located at 251 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is (978) 658-6000. Our website address is www.criver.com. The information on our website is not incorporated in this prospectus.

                                  The Offering

     As used in this summary of the offering, the words "Charles River," "we," "us" or "our" do not include any of our current or future subsidiaries.

Debentures...........................................     $185,000,000 aggregate
                                                          principal amount of
                                                          our 3.50% Senior
                                                          Convertible Debentures
                                                          due February 1, 2022.

Interest.............................................     We will pay interest
                                                          on the debentures
                                                          semi-annually on
                                                          February 1 and August
                                                          1, beginning on August
                                                          1, 2002. The
                                                          debentures accrue
                                                          interest at an initial
                                                          rate of 3.50% per
                                                          annum, which will be
                                                          reset on August 1,
                                                          2007, 2012 and 2016
                                                          to a rate per annum
                                                          equal to the interest
                                                          rate payable 120 days
                                                          before the reset date
                                                          on 5-year U.S.
                                                          Treasury
                                                          Notes minus 0.72%.
                                                          However, the interest
                                                          rate will not be reset
                                                          below the initial rate
                                                          of 3.50% per annum or
                                                          above 5.25% per annum.

Maturity of Debentures...............................     February 1, 2022.

United States Federal Income Tax Considerations......     Pursuant to the
                                                          indenture, you agree,
                                                          for United States
                                                          federal income tax
                                                          purposes, to treat
                                                          your debentures as
                                                          "contingent payment
                                                          debt instruments" and
                                                          to be bound by our
                                                          application of the
                                                          Treasury regulations
                                                          that govern contingent
                                                          payment debt
                                                          instruments.  This
                                                          includes our
                                                          determination that the
                                                          rate at which interest
                                                          is deemed to accrue
                                                          for federal income tax
                                                          purposes is 9%
                                                          compounded semi-
                                                          annually, which is
                                                          comparable to the rate
                                                          at which we would
                                                          borrow on a
                                                          noncontingent,
                                                          nonconvertible
                                                          borrowing with terms
                                                          and conditions
                                                          otherwise comparable
                                                          to the debentures.
                                                          Accordingly, you are
                                                          required to accrue
                                                          interest on a constant
                                                          yield to maturity
                                                          basis at this rate
                                                          (subject to certain
                                                          adjustments), with the
                                                          result that you will
                                                          recognize taxable
                                                          income significantly
                                                          in excess of cash you
                                                          receive while your
                                                          debentures are
                                                          outstanding. In
                                                          addition, you will
                                                          recognize ordinary
                                                          income on the sale,
                                                          purchase by us at your
                                                          option, conversion or
                                                          redemption of your
                                                          debentures equal to
                                                          the excess, if any, of
                                                          the amount realized on
                                                          such sale, purchase by
                                                          us, conversion or
                                                          redemption, including
                                                          the fair market value
                                                          of our common stock
                                                          received upon
                                                          conversion or other-
                                                          wise, over your
                                                          adjusted tax basis in
                                                          the debentures. See
                                                          "Material U.S. Federal
                                                          Income Tax
                                                          Considerations."
                                                          However, because the
                                                          Treasury regulations
                                                          that apply to
                                                          contingent payment
                                                          debt instruments do
                                                          not directly address
                                                          securities such as the
                                                          debentures, and there
                                                          is no other authority
                                                          that addresses
                                                          whether and how these
                                                          regulations would
                                                          apply to the
                                                          debentures, your
                                                          United States federal
                                                          income tax treatment
                                                          as a holder of
                                                          debentures is
                                                          uncertain in
                                                          various respects. If
                                                          the agreed upon
                                                          treatment is
                                                          successfully
                                                          challenged by the
                                                          Internal Revenue
                                                          Service, it might be
                                                          determined that,
                                                          among other
                                                          differences, you (1)
                                                          should have accrued
                                                          interest income at a
                                                          lower rate, (2) should
                                                          not recognize income
                                                          or gain upon
                                                          conversion of the
                                                          debentures, (3)
                                                          should recognize
                                                          capital gain or loss
                                                          upon a taxable
                                                          disposition of your
                                                          debentures, (4) if
                                                          you purchase
                                                          debentures for less
                                                          than their adjusted
                                                          issue price on the
                                                          acquisition date,
                                                          should either treat
                                                          any gain recognized
                                                          on the sale or
                                                          disposition of your
                                                          debentures as
                                                          ordinary income to
                                                          the extent of the
                                                          accrued market
                                                          discount or, if you
                                                          so elect, include the
                                                          market discount as
                                                          ordinary income as it
                                                          accrues, and (5) if
                                                          you purchase
                                                          debentures for more
                                                          than their adjusted
                                                          issue price on the
                                                          acquisition date,
                                                          should amortize the
                                                          excess, or "premium,"
                                                          as a reduction of the
                                                          amount of interest
                                                          income you are
                                                          required to accrue on
                                                          your debentures.

                                                          YOU ARE URGED TO
                                                          CONSULT YOUR TAX
                                                          ADVISER REGARDING THE
                                                          TAX TREATMENT OF THE
                                                          DEBENTURES AND
                                                          WHETHER A PURCHASE OF
                                                          THE DEBENTURES IS
                                                          ADVISABLE IN LIGHT OF
                                                          THE AGREED UPON TAX
                                                          TREATMENT AND YOUR
                                                          PARTICULAR TAX
                                                          SITUATION.

Conversion Rights....................................     You may convert all or
                                                          part of your
                                                          debentures before the
                                                          close of business on
                                                          the business day
                                                          immediately before the
                                                          maturity date at a
                                                          conversion price
                                                          equal to $38.87 per
                                                          share of our common
                                                          stock.  The number of
                                                          shares deliverable
                                                          upon conversion is
                                                          determined by dividing
                                                          the principal amount
                                                          being converted by the
                                                          conversion price.
                                                          This initial
                                                          conversion price will
                                                          be adjusted upon the
                                                          occurrence of the
                                                          events specified in
                                                          this prospectus. You
                                                          may only convert
                                                          debentures with a
                                                          principal amount of
                                                          $1,000 or multiples of
                                                          $1,000. See
                                                          "Description of
                                                          Debentures--Conversion
                                                          Rights."

Ranking..............................................     The debentures are our
                                                          senior unsecured
                                                          obligations and
                                                          rank equal in right of
                                                          payment with all of
                                                          our existing and
                                                          future unsecured and
                                                          unsubordinated
                                                          indebtedness,
                                                          respectively.  The
                                                          debentures are
                                                          effectively
                                                          subordinated to
                                                          all of our
                                                          subsidiaries'
                                                          liabilities.  As of
                                                          December 29, 2001, our
                                                          subsidiaries had
                                                          approximately $268.9
                                                          million of total
                                                          outstanding
                                                          liabilities (excluding
                                                          intercompany
                                                          obligations).  After
                                                          giving effect to the
                                                          private placement of
                                                          the debentures and the
                                                          application of a
                                                          portion of the related
                                                          net proceeds, our
                                                          subsidiaries' total
                                                          outstanding
                                                          liabilities as of
                                                          December 29, 2001
                                                          would have been
                                                          approximately $187.3
                                                          million (excluding
                                                          intercompany
                                                          obligations).

Sinking Fund.........................................     None.

Redemption of Debentures at Our Option...............     We may redeem all or
                                                          part of your
                                                          debentures for cash on
                                                          or after February 5,
                                                          2005, at the
                                                          redemption prices set
                                                          forth in this
                                                          prospectus. See
                                                          "Description of
                                                          Debentures--Redemption
                                                          of Debentures at Our
                                                          Option."

Purchase of Debentures at the Option of
the Holder...........................................     You may require us to
                                                          purchase all or part
                                                          of your
                                                          debentures for cash
                                                          on February 1, 2008,
                                                          2013 and 2017 for a
                                                          price equal to 100%
                                                          of the principal
                                                          amount of your
                                                          debentures being
                                                          purchased, together
                                                          with accrued interest
                                                          up to, but excluding,
                                                          the date of
                                                          redemption. See
                                                          "Description of
                                                          Debentures--Purchase
                                                          of Debentures at the
                                                          Option of the
                                                          Holder."

Change in Control....................................     Upon a change in
                                                          control of Charles
                                                          River occurring on or
                                                          before February 1,
                                                          2022, you may require
                                                          us to purchase all
                                                          or part of your
                                                          debentures for cash at
                                                          a price equal to 100%
                                                          of the principal
                                                          amount of your
                                                          debentures being
                                                          purchased, together
                                                          with accrued interest
                                                          up to, but excluding,
                                                          the date of
                                                          redemption.  Under the
                                                          indenture, subject to
                                                          exceptions, a "change
                                                          in control" of Charles
                                                          River means that
                                                          either of the
                                                          following has
                                                          occurred:

                                                          o   any person (other
                                                              than us, our
                                                              subsidiaries or
                                                              their employee
                                                              benefit plans)
                                                              files a Schedule
                                                              13D or Schedule
                                                              TO disclosing
                                                              that it has
                                                              become the
                                                              beneficial owner
                                                              of 50% or more of
                                                              the voting power
                                                              of Charles River,
                                                              with some
                                                              exceptions; or

                                                          o   any share
                                                              exchange,
                                                              consolidation or
                                                              merger of
                                                              Charles River is
                                                              consummated so
                                                              that our common
                                                              stock is converted
                                                              into cash,
                                                              securities or
                                                              other property,
                                                              other than a
                                                              situation in which
                                                              the holders of
                                                              our common stock,
                                                              immediately before
                                                              the share
                                                              exchange,
                                                              consolidation or
                                                              merger, have at
                                                              least a majority
                                                              of the total
                                                              voting power of
                                                              the continuing or
                                                              surviving
                                                              corporation,
                                                              immediately after
                                                              the share
                                                              exchange,
                                                              consolidation or
                                                              merger.

Events of Default....................................     If there is an event
                                                          of default on the
                                                          debentures, the
                                                          principal amount of
                                                          the debentures, plus
                                                          accrued interest
                                                          may be declared
                                                          immediately due and
                                                          payable. See
                                                          "Description of
                                                          Debentures--Events of
                                                          Default."

Use of Proceeds......................................     We will not receive
                                                          any of the proceeds
                                                          from the resale of
                                                          the debentures by the
                                                          selling security-
                                                          holders or from the
                                                          issuance of shares of
                                                          our common stock upon
                                                          conversion of the
                                                          debentures.

DTC Eligibility......................................     The debentures were
                                                          issued in book-entry
                                                          form and are
                                                          represented by
                                                          permanent global
                                                          certificates deposited
                                                          with a custodian for,
                                                          and registered in the
                                                          name of a nominee of,
                                                          DTC in New York, New
                                                          York. Your beneficial
                                                          interests in the
                                                          debentures are shown
                                                          on, and transfers are
                                                          effected only through,
                                                          records maintained by
                                                          DTC and its direct and
                                                          indirect participants.
                                                          Your beneficial
                                                          interests in the
                                                          debentures may not be
                                                          exchanged for
                                                          certificated
                                                          securities, except in
                                                          limited circumstances.
                                                          See "Description of
                                                          Debentures--Book-Entry
                                                          System."

Trading..............................................     The debentures we
                                                          issued in the private
                                                          placement are eligible
                                                          for trading in the
                                                          PORTAL system.
                                                          Debentures resold
                                                          using this prospectus,
                                                          however, will no
                                                          longer be eligible for
                                                          trading in the PORTAL
                                                          system.  We do not
                                                          intend to list the
                                                          debentures on any
                                                          national securities
                                                          exchange.  Our common
                                                          stock is traded on the
                                                          NYSE under the symbol
                                                          "CRL."

Ratio of Earnings to Fixed Charges...................     The ratios of earnings
                                                          to fixed charges for
                                                          fiscal 1997, 1998,
                                                          1999, 2000 and 2001
                                                          were 15.9x, 25.1x,
                                                          3.2x, 1.6x and
                                                          3.7x, respectively.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or those we currently consider immaterial may also impair our business operations. Any of these risks could have a material and negative effect on our business, financial condition or results of operations. The trading price of our common stock could decline due to any of these risks.


               Risk Factors Relating to Our Business and Industry

     If we are not successful in selecting and integrating the businesses and technologies we acquire, our business may suffer.

     We have recently expanded our business through the acquisitions of Pathology Associates International Corporation, or PAI, and Primedica Corporation, or Primedica, and we plan to continue to grow our business through acquisitions of businesses and technologies and the formation of alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. Even if completed, acquisitions and alliances involve numerous risks which may include:

     o difficulties and expenses incurred in assimilating operations, services, products or technologies;

     o difficulties in developing and operating new businesses, including diversion of management's attention from other business concerns;

     o the potential loss of key employees of an acquired business and difficulties in attracting new employees to grow businesses;

     o difficulties in assimilating differences in foreign business practices and overcoming language barriers;

     o difficulties in obtaining intellectual property protections and skills that we and our employees currently do not have; and

     o    difficulties in achieving business and financial success.

     In the event that the success of an acquired business or technology or an alliance does not meet expectations, we may be required to restructure. We may not be able to successfully integrate acquisitions into our existing business or successfully exploit new business or technologies.

   Contaminations in our animal populations can damage our inventory, harm our reputation for contaminant-free production and result in decreased sales.

     Our research models and fertile chicken eggs must be free of contaminants, such as viruses and bacteria. The presence of contaminants can distort or compromise the quality of research results. Contaminations in our isolated breeding rooms or poultry houses could disrupt our contaminant-free research model and fertile egg production, harm our reputation for contaminant-free production and result in decreased sales.

     Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict. We experienced several material contaminations in our animal populations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. Since then, we have made significant capital expenditures designed to strengthen our biosecurity and have significantly changed our operating procedures. We have not experienced any significant contaminations since 1997.

   Many of our customers are pharmaceutical and biotechnology companies, and we are subject to risks, uncertainties and trends that affect companies in those industries.

     Sales of our products and services are highly dependent on research and development expenditures by pharmaceutical and biotechnology companies. We are therefore subject to risks, uncertainties and trends that affect companies in those industries, including government regulation, pricing pressure, technological change and shifts in the focus and scope of research and development expenditures. For example, over the past several years, the pharmaceutical industry has undergone significant mergers and combinations, and many industry experts expect this trend to continue. After recent mergers and combinations, some customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. We experienced both temporary disruptions and permanent reductions in sales of our research models to some of these customers. Future mergers and combinations in the pharmaceutical or biotechnology industries, or other industry-wide trends, could adversely affect demand for or pricing of our products.

   New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

     For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which we are not active. Only a few alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions have been validated and successfully deployed. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which we acquired and have aggressively marketed as an alternative to testing in animals. It is our strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, these methods may not be available to us or we may not be successful in commercializing these methods. Even if we are successful, sales or profits from these methods may not offset reduced sales or profits from research models.

     Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, one of the anticipated outcomes of genomics research is to permit the elimination of more compounds prior to preclinical testing. While this outcome may not occur for several years, if at all, it may reduce the demand for some of our products and services.

   The outsourcing trend in the preclinical and nonclinical stages of drug discovery and development, meaning contracting out to others functions that were previously performed internally, may decrease, which could slow our growth.

     Some areas of our biomedical products and services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their preclinical and nonclinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in preclinical and nonclinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher growth areas.

   Our business may be affected by changes in the Animal Welfare Act and related regulations which may require us to alter our operations.

     The United States Department of Agriculture, or USDA, has agreed, as part of a settlement of litigation, to propose a change to the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. Congress, however, has suspended the USDA's rulemaking authority in this area. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of regulated species including cage size, shipping conditions and environmental enrichment methods. Depending on whether the final rulemaking in this area includes rats, mice and birds, including chickens, we could be required to alter our production operations. This may include adding production capacity, new equipment and additional employees. We believe that application of the Animal Welfare Act to rats, mice and chickens used in our research model and vaccine support products operations in the United States will not result in loss of net sales, margin or market share, since all U.S. producers and users will be subject to the same regulations. While we do not anticipate that the addition of rats, mice and chickens to the Animal Welfare Act would require significant expenditures, changes to the regulations may be more stringent than we expect and require more significant expenditures. Additionally, if we fail to comply with state regulations, including general anti-cruelty legislation, foreign laws and other anti-cruelty laws, we could face significant civil and criminal penalties.

     Factors such as exchange rate fluctuations and increased international and U.S. regulatory requirements may increase our costs of doing business in foreign countries.

     A significant part of our net sales is derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and U.S. regulatory requirements.

     Because the sales and expenses of our foreign operations are generally denominated in local currencies, we are subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of our foreign operations. These fluctuations may decrease our earnings. We currently do not hedge against the risk of exchange rate fluctuations.

   We face significant competition in our business, and if we are unable to respond to competition in our business, our revenues may decrease.

     We face significant competition from different competitors in each of our business areas. Some of our competitors in biotech safety testing and medical device testing are larger than we are and may have greater capital, technical or other resources than we do. We generally compete on the basis of quality, reputation and availability of service. Expansion by our competitors into other areas in which we operate, new entrants into our markets or changes in our competitors' strategy could adversely affect our competitive position. Any erosion of our competitive position may decrease our revenues or limit our growth.

   Negative attention from special interest groups may impair our business.

     Our core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, the large animal component of our business has been the subject of adverse attention and on-site protests. We closed our small import facility in England due in part to protests by animal right activists, which included threats against our facilities and employees. Future negative attention or threats against our facilities or employees could impair our business.

   One of our large animal operations is dependent on a single source of supply, which if interrupted could adversely affect our business.

     We depend on a single, international source of supply for one of our large animal operations. Disruptions to their continued supply may arise from export or import restrictions or embargoes, foreign government or economic instability, or severe weather conditions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary source on comparable commercial terms.

   Tax benefits we expect to be available in the future may be subject to challenge.

     In connection with our recapitalization, our shareholders, CRL Acquisition LLC and Bausch & Lomb Incorporated, or B&L, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for federal income tax purposes, thereby providing us with expected future tax benefits. In connection with our initial public offering, CRL Acquisition LLC reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of our stock to its members. It is possible that the IRS may contend that this reorganization and liquidating distribution should be integrated with our original recapitalization. We believe that the reorganization and liquidating distribution should not have any impact on the joint election for federal income tax purposes. However, the IRS may reach a different conclusion. If the IRS were successful, the expected future tax benefits would not be available and we would be required to write off the related deferred tax asset reflected in our balance sheet by recording a non-recurring tax expense in our results of operations in an amount equal to the deferred tax asset.

   We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster, our Chief Executive Officer since 1992, has held various positions with us for 25 years and recently became our Chairman. We have no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnological fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could harm our business.

   Our historical financial information may not be representative of our results as a separate company.

     The historical financial information incorporated by reference in this prospectus for the periods prior to our recapitalization may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented. We made some adjustments and allocations to our historical financial statements for the periods before the recapitalization, because B&L did not account for us as a single stand-alone business in those periods. Our adjustments and allocations made in preparing our historical consolidated financial statements may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.


                       Risk Factors Relating to Our Debt

     We have a significant amount of debt.

     After giving effect to the private placement of the debentures and the application of a portion of the related net proceeds, as of December 29, 2001, we would have had (a) total consolidated debt of approximately $262.9 million; and (b) approximately $30.0 million of borrowings available under our credit facility, subject to customary conditions. In addition, subject to the restrictions in our credit facility, we may incur significant additional indebtedness, which may be secured, from time to time.

   We may not be able to service our debt.

     Our ability to pay or to refinance our debt will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we can borrow under our credit facility, will be sufficient to meet anticipated future operating cash flow requirements, fund capital expenditures and service our debt as it becomes due. If we were still unable to meet our debt service obligations, we could attempt to restructure or refinance our debt or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

   Restrictive covenants in our credit facility may adversely affect us.

     Our credit facility contains restrictive covenants that prohibit us from prepaying some of our debt, including the debentures. This credit facility also requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our credit facility. The lenders could elect to declare all amounts outstanding under the credit facility to be immediately due and payable, and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility. If the lenders under the credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our credit facility and our other debt, including the debentures.

   We are dependant on our subsidiaries because of our holding company structure.

     We conduct substantially all of our business through our subsidiaries. We are dependant on the cash flow of our subsidiaries and the related distributions to us to meet our debt service obligations. The credit facility restricts the ability of our subsidiaries to pay dividends. Future borrowings by our subsidiaries may include additional restrictions. In addition, under applicable state law, our subsidiaries may be limited in the amount they are permitted to pay as dividends on their capital stock.

   You may be subordinated to holders of debt of our subsidiaries.

     Holders of debt of our subsidiaries, including our credit facility, are effectively senior to your claims against those subsidiaries. As of December 29, 2001, our subsidiaries had approximately $268.9 million of total outstanding liabilities (excluding intercompany obligations). After giving effect to the private placement of the debentures and the application of the related net proceeds, our subsidiaries' total outstanding liabilities as of December 29, 2001 would have been approximately $187.3 million (excluding intercompany obligations).

   We do not intend to list the debentures on any national securities exchange and, as a result, a public market for the debentures may not develop or be maintained.

     Resales of the debentures will be registered transactions under the Securities Act. However, the debentures resold using this prospectus will no longer be eligible for trading in the PORTAL system, and we do not intend to list the debentures on any national securities exchange. The initial purchasers of the debentures in the initial private placement have advised us that they intend to make a market in the debentures. However, the initial purchasers are not obligated to make a market in the debentures and may discontinue this market making activity at any time without notice. As a result, a public market for the debentures may not develop and, if one does develop, it may not be maintained. If an active trading market for the debentures fails to develop or be sustained, the trading price of the debentures could be adversely affected. Future trading prices of the debentures will depend on many factors, including prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities in general. These features could adversely affect the value and the trading prices for your debentures.

   You will be required to include in your gross income for United States federal income tax purposes, each year, an amount of interest in excess of the stated yield on the debentures and to recognize as ordinary interest income any gain upon sale, purchase by us at your option, conversion or redemption of the debentures.

     You agree with us to treat your debentures as contingent payment debt instruments for United States federal income tax purposes. Because the Treasury regulations that apply to contingent payment debt instruments do not directly address securities such as the debentures, and there is no other authority that addresses whether and how these regulations would apply to the debentures, it is uncertain whether and how the regulations will apply to the debentures. Notwithstanding this uncertainty, as a result of your agreement with us under the indenture, you will be required to include in your gross income, each year, more interest than the cash you receive or the stated yield of the debentures. You will recognize a gain or a loss on the sale, purchase by us at your option, conversion or redemption of your debentures, in an amount equal to the difference between the amount realized on the sale, purchase by us, conversion or redemption (including the fair market value of our common stock received upon conversion) and your adjusted tax basis in the debentures. Any gain you recognize will generally be ordinary interest income; any loss will generally be ordinary loss to the extent of interest previously included in your income and, thereafter, capital loss. See "Material U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders."

                          FORWARD LOOKING INFORMATION

     We have made or incorporated by reference in this prospectus certain "forward looking statements." These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward looking statements, including acquisition integration risks, special interest groups, contaminations, industry trends, new displacement technologies, outsourcing trends, USDA and FDA regulation, changes in law, continued availability of products and supplies, personnel and control, and others that are described in more detail in the Risk Factors section of this prospectus as well as in our periodic SEC filings. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results.


                            INDUSTRY AND MARKET DATA

     In this prospectus and in our periodic SEC filings incorporated by reference in this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the resale of the debentures by the selling securityholders or from the issuance of shares of our common stock upon conversion of the debentures.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the fiscal years indicated. Our fiscal year consists of 12 months ending on the last Saturday on or prior to December 31.

                                                                      Fiscal Year
                                                     -----------------------------------------
                                                     1997     1998       1999    2000     2001
                                                     -----    -----     -----    ----    -----
Ratio of earnings to fixed charges...............    15.9x    25.1x     3.2x     1.6x    3.7x

     After giving effect to the private placement of the debentures and the application of a portion of the related net proceeds to retire our senior subordinated notes, the pro forma ratio of earnings to fixed charges for fiscal 2001 would have been 5.2x.

      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of our consolidated income before provision for income taxes, minority interests, earnings from equity investments and extraordinary items, plus dividends received from equity investees and fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and debt discounts, and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

                           DESCRIPTION OF DEBENTURES

     We issued the debentures under an indenture dated as of January 24, 2002 between us and State Street Bank and Trust Company, as trustee. The following summarizes the material provisions of the debentures and the indenture. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures. A copy of the indenture and the form of certificate evidencing the debentures is available to you upon request.

     As used in this description, the words "Charles River," "we," "us" or "our" do not include any of our current or future subsidiaries.

General

     We issued $175,000,000 aggregate principal amount of the debentures in a private placement in January 2002. An additional $10,000,000 aggregate principal amount of the debentures was issued in February 2002 as a result of the exercise in part of the initial purchasers' option. Your debentures will mature on February 1, 2022, and are payable at an office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for this purpose, in the Borough of Manhattan, the City of New York. The debentures were issued in denominations of $1,000 and multiples of $1,000. You may convert your debentures into shares of our common stock as described below under "Conversion Rights."

     Interest on your debentures accrues at the initial rate of 3.50% per annum and is payable to you semiannually in arrears on February 1 and August 1, beginning on August 1, 2002. The record dates for the payment of interest are January 15 and July 15. On August 1, 2007, 2012 and 2016, the interest rate on your debentures will be reset to a rate per annum equal to the interest rate payable 120 days before the reset date on 5-year U.S. Treasury Notes minus 0.72%. However, in no event will the interest rate be reset below the initial rate of 3.50% per annum or above 5.25% per annum. Interest on your debentures accrues from the most recent date to which interest has been paid or, if no interest has been paid, from January 24, 2002. We will calculate interest on the basis of a 360-day year composed of twelve 30-day months. We may, at our option, pay interest on your debentures by check mailed to you. However, if you hold a principal amount of the debentures in excess of $2,000,000, you may elect to be paid by wire transfer in immediately available funds.

     Interest will cease to accrue on your debentures upon their maturity, conversion, purchase by us or redemption. We may not reissue your debentures if they have matured or been converted, purchased by us, redeemed or otherwise cancelled, except for the registration of transfer, exchange or replacement of that debenture.

     You may present your debentures for conversion at the office of the conversion agent and may present debentures for registration of transfer at the office of the trustee.

     Pursuant to the indenture, you agree, for United States federal income tax purposes, to treat your debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. This includes our determination that the rate at which interest is deemed to accrue for federal income tax purposes is 9% compounded semi-annually, which is comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to the debentures. Accordingly, you are required to accrue interest on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that you will recognize taxable income significantly in excess of cash you receive while your debentures are outstanding. In addition, you will recognize ordinary income on the sale, purchase by us at your option, conversion or redemption of your debentures equal to the excess, if any, of the amount realized on such sale, purchase by us, conversion or redemption, including the fair market value of our common stock received upon conversion or otherwise, over your adjusted tax basis in the debentures. See "Material U.S. Federal Income Tax Considerations." However, because the Treasury regulations that apply to contingent payment debt instruments do not directly address securities such as the debentures, and there is no other authority that addresses whether and how these regulations would apply to the debentures, your United States federal income tax treatment as a holder of debentures is uncertain in various respects. If the agreed upon treatment is successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, you (1) should have accrued interest income at a lower rate, (2) should not recognize income or gain upon conversion of the debentures, (3) should recognize capital gain or loss upon a taxable disposition of your debentures, (4) if you purchase debentures for less than their adjusted issue price on the acquisition date, should either treat any gain recognized on the sale or disposition of your debentures as ordinary income to the extent of the accrued market discount or, if you so elect, include the market discount as ordinary income as it accrues, and (5) if you purchase debentures for more than their adjusted issue price on the acquisition date, should amortize the excess, or "premium," as a reduction of the amount of interest income you are required to accrue on your debentures.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISER REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Ranking of Debentures

     The debentures are our senior unsecured obligations. The debentures rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The debentures are effectively subordinated to all of our subsidiaries' liabilities. As of December 29, 2001, our subsidiaries had approximately $268.9 million of total outstanding liabilities (excluding intercompany obligations). After giving effect to the private placement of the debentures and the application of a portion of the related net proceeds, our subsidiaries' total outstanding liabilities as of December 29, 2001 would have been approximately $187.3 million (excluding intercompany obligations).

Conversion Rights

     You have the right, at your option, to convert your debentures into shares of our common stock at any time before the close of business on the business day immediately preceding the maturity date, unless previously redeemed or purchased. You may only convert debentures with a principal amount of $1,000 or multiples of $1,000. The initial conversion price is $38.87 per share of our common stock, subject to adjustment upon the occurrence of events described below. The number of shares of our common stock deliverable upon conversion of your debentures is determined by dividing the principal amount of your debentures being converted by the conversion price in effect on the day the debenture is properly surrendered for conversion. If you are otherwise entitled to a fractional share, you will receive cash equal to the then-current market value of that fractional share.

     As soon as practicable after conversion of your debentures, you will receive a certificate for the number of full shares of our common stock deliverable upon the conversion, together with any cash payment for your fractional shares. Except as described below, no payment or adjustment will be made for accrued interest or liquidated damages, if any, on a converted security.

     We will not adjust the conversion price for accrued interest. We will adjust the conversion price for:

     o dividends or distributions on our common stock payable in common stock or our other capital stock;

     o    subdivisions, combinations or reclassifications of our common stock;

     o distributions to all holders of our common stock of rights entitling them to purchase shares of common stock for a period expiring within 60 days at less than the quoted price per share at the time; and

     o distributions to all holders of our common stock of our assets or debt securities or rights to purchase our securities, but excluding cash dividends or other cash distributions unless the amount thereof, together with all other cash distributions paid during the previous 12-month period, per share exceeds 5% of the closing per share sale price of our common stock on the day before the date of declaration of the dividend or other distribution.

     We will not adjust the conversion price, however, if you are to participate in the transaction without conversion, or in other cases specified in the indenture.

     The indenture permits us to decrease the conversion price from time to time at our discretion.

     If you surrender your debentures for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date, you will be required to pay us the interest payable on the converted principal amount of your debentures at the time of surrender. However, you will not be required to pay us the interest payable on the converted principal amount of your debentures if:

     o you surrender debentures (1) called for redemption by us, (2) subject to purchase by us after a change in control or (3) presented for conversion before the occurrence of specified corporate transactions; and

     o the redemption date, purchase date or ex-dividend date relating to the specified corporate transaction occurs during the period from the close of business on a record date and ending on the first business day after the next interest payment date (or if this interest payment date is not a business day, the second business day after the interest payment date).

     The specified corporate transactions referred to in the previous paragraph include our election to:

     o distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the quoted price of the common stock at that time; and

     o distribute to all holders of our common stock any assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing per share sale price of our common stock on the day before the declaration date for the distribution.

     We must notify you at least 20 days before the ex-dividend date for the distribution.

     If we are a party to a consolidation, merger or binding share exchange so that our common stock is converted into cash, securities or other property, then at the effective time of the transaction, your right to convert your debenture into shares of our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which you would have received if you had converted your debenture immediately before the transaction. If the transaction also constitutes a "change in control," as defined below, you may require us to purchase your debentures as described under "Change in Control Permits Purchase of Debentures at the Option of the Holder."

     In the event of:

     o a taxable distribution to holders of our common stock which results in an adjustment of the conversion price; or

     o    a decrease in the conversion price at our discretion,

you may be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Material U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Constructive Dividends."

Redemption of Debentures at Our Option

     No sinking fund is provided for your debentures. Before February 5, 2005, we cannot redeem your debentures. Beginning on February 5, 2005, we may redeem your debentures for cash, in whole at any time, or in part from time to time. We will give you at least 20 days, but not more than 60 days, notice of redemption by mail.

     The table below shows redemption prices (which are expressed as percentages of the principal amount of the debenture redeemed) of a debenture on February 5, 2005 and in subsequent periods to maturity. Upon redemption, you will receive in exchange for your debentures, the redemption price, together with accrued and unpaid interest up to, but not including, the redemption date and liquidated damages, if any. If the redemption date is on or after an interest record date, but on or before the related interest payment date, interest will be paid to you on the relevant record date.

Period                                                          Redemption Price
------                                                          ----------------

Beginning February 5, 2005 and ending on January 31, 2006...       100.875%
Beginning February 1, 2006 and subsequently.................       100.000


     If we redeem less than all of the outstanding debentures, the trustee will select your debentures to be redeemed on a pro rata basis in principal amounts of $1,000 or multiples of $1,000. If part of your debentures are selected for redemption and you convert part of your debentures, the converted part will be deemed to be the part selected for redemption.

Purchase of Debentures at the Option of the Holder

     On February 1, 2008, 2013 and 2017, you may require us to purchase your debentures, for which you have properly delivered and not withdrawn a written purchase notice, subject to the conditions specified in the indenture. You may submit your debentures for purchase to the paying agent from the 20th business day before the purchase date until the fifth business day before the purchase date.

     We will purchase each debenture, for which you have properly delivered and not withdrawn a written purchase notice, at a purchase price equal to 100% of the principal amount of that debenture, together with accrued and unpaid interest up to, but not including, the redemption date and liquidated damages, if any. If the purchase date is on or after an interest record date, but on or before the related interest payment date, interest will be paid to you on the relevant record date.

     We will pay the purchase price in cash. For a discussion of your tax treatment if you receive cash, see "Material U.S. Federal Income Tax Considerations--Tax Consequences to United States Holders--Sale, Exchange, Conversion or Retirement of Debentures."

     At least 20 business days before each purchase date, we must give you notice at your address, as shown in the register of the registrar, stating, among other things, the procedures that you must follow to require us to purchase your debentures.

     Your purchase notice electing to require us to purchase your debentures must be received by the paying agent no later than the fifth business day before the purchase date. Your purchase notice must state:

     o the certificate numbers of your debentures to be delivered for purchase;

     o    the principal amount of debentures to be purchased; and

     o that we are to purchase your debentures according to the applicable provisions of the debentures.

     You may withdraw your purchase notice by delivering a written notice of withdrawal to the paying agent before the purchase date and must state:

     o    the certificate numbers of your debentures being withdrawn;

     o    the principal amount of debentures being withdrawn; and

     o the principal amount, if any, of debentures that remain subject to your purchase notice.

     In connection with any purchase offer, we will:

     o comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then apply; and

     o    file Schedule TO or any other required schedule under the Exchange
          Act.

     Our obligation to pay the purchase price for debentures, for which you have delivered and not validly withdrawn a purchase notice, is conditioned on you delivering your debentures, together with necessary endorsements, to the paying agent after delivery of your purchase notice. We will pay the purchase price for your debentures promptly following the later of (1) the purchase date or (2) your delivery of your debentures.

     If the paying agent holds money or securities sufficient to pay the purchase price of your debentures on the business day following the purchase date according to the terms of the indenture, then, immediately after the purchase date, your debentures will cease to be outstanding and interest will cease to accrue, whether or not you deliver your debentures to the paying agent. After the debentures cease to be outstanding, all of your rights under the debentures will terminate, other than your right to receive the purchase price on delivery of the debentures.

     The terms of our borrowing agreements may limit our ability to purchase your debentures.

     We may not purchase your debentures if an event of default with respect to the debentures, other than a default in the payment of the purchase price, has occurred and is continuing.

Change in Control Permits Purchase of Debentures at the Option of the Holder

     In the event of a "change in control," as defined below, occurring on or before February 1, 2022, you may, subject to the terms and conditions of the indenture, require us to purchase for cash all or part of your debentures, in multiples of $1,000 principal amount. The purchase price for your debentures will equal the principal amount of your debentures, plus accrued interest to, but excluding, the date of purchase and liquidated damages, if any. We will be required to purchase your debentures within 45 business days after a change in control. We refer to this date in this prospectus as the "change in control purchase date."

     Within 30 days after a change in control, we must mail a notice regarding the change in control to the trustee and to you at your address, as shown in the register of the registrar. The notice must state, among other things:

     o    the events causing a change in control;

     o    the date of the change in control;

     o the last date on which you may exercise your right to require us to purchase your debentures;

     o    the change in control purchase price;

     o    the change in control purchase date;

     o    the name and address of the paying agent and the conversion agent;

     o    the conversion price and any adjustments to the conversion price;

     o that if you deliver a change in control purchase notice, you may convert your debentures only if you withdraw your change in control purchase notice according to the terms of the indenture; and

     o    the procedures that you must follow to exercise your right.

     To exercise your right, your change in control purchase notice must be received by the paying agent no later than the fifth business day before the change in control purchase date. Your change in control purchase notice must state:

     o the certificate numbers of your debentures to be delivered for purchase;

     o    the principal amount of debentures to be purchased; and

     o that we are to purchase your debentures according to the applicable provisions of the debentures.

     You may withdraw your change in control purchase notice by delivering a written notice of withdrawal to the paying agent before the change in control purchase date. Your notice of withdrawal must state:

     o    the certificate numbers of your debentures being withdrawn;

     o    the principal amount of debentures being withdrawn; and

     o the principal amount, if any, of debentures that remain subject to your change in control purchase notice.

     Our obligation to pay the change in control purchase price for debentures, for which you have delivered and not validly withdrawn a change in control purchase notice, is conditioned on you delivering your debentures, together with necessary endorsements, to the paying agent after delivery of your change in control purchase notice. We will pay the change in control purchase price for your debentures promptly following the later of the change in control purchase date or your delivery of your debentures.

     If the paying agent holds money sufficient to pay the change in control purchase price of your debentures on the change in control purchase date according to the terms of the indenture, then, immediately after the change in control purchase date, your debentures will cease to be outstanding and interest will cease to accrue, whether or not you deliver your debentures to the paying agent. After the debentures cease to be outstanding, all of your rights under the debentures will terminate, other than your right to receive the change in control purchase price on delivery of the debentures.

     Under the indenture, a "change in control" is deemed to have occurred if:

     o any person, including our affiliates and associates (other than us, our subsidiaries or their employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

     o any share exchange, consolidation or merger is consummated pursuant to which our common stock would be converted into cash, securities or other property, in each case other than any share exchange, consolidation or merger of our company in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

     However, a change in control will be deemed not to have occurred if:

     o    the sale price of our common stock for any five trading days within:

               (a) the period of ten consecutive trading days ending immediately after the later of the change in control and the public announcement of the change in control, in the case of a change in control under the first bullet point above, or

               (b) the period of ten consecutive trading days ending immediately before the change in control, in the case of a change in control under the second bullet point above,

          equals or exceeds 105% of the conversion price of the debentures in effect on each of these trading days; or

     o at least 90% of the consideration in the transaction constituting a change in control consists of shares of common stock traded or to be traded immediately following the change in control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction, the debentures become convertible solely into common stock (and any rights attached to that common stock).

     The indenture does not permit our board of directors to waive its obligation to purchase your debentures in the event of a change in control.

     In connection with any purchase offer in the event of a change in control, we will:

     o comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     o file Schedule TO or any other required schedule under the Exchange Act.

     The change in control purchase feature of your debentures may make more difficult or discourage a takeover of Charles River. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

     o    to accumulate our common stock;

     o to obtain control of Charles River by means of a merger, tender offer, solicitation or otherwise; or

     o    by management to adopt a series of anti-takeover provisions.

     Instead, the change in control purchase feature is a standard term contained in other debenture offerings that have been marketed by Credit Suisse First Boston Corporation, an initial purchaser of the debentures. The terms of the change in control purchase feature resulted from our negotiations with Credit Suisse First Boston Corporation.

     We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of your debentures, but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

     We may not purchase your debentures upon a change in control if an event of default with respect to the debentures, other than a default in the payment of the change in control purchase price, has occurred and is continuing.

Merger and Sale of Assets by Charles River

     The indenture provides that we may not consolidate or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

     o we are the surviving person; or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of:

          (a) the United States, any state thereof or the District of Columbia; or

          (b) any other country, if the merger, consolidation or other transaction would not impair your rights;

     o the successor person assumes all of our obligations under the debentures and the indenture; and

     o we or the successor person will not be in default under the indenture immediately after the transaction.

     If a person assumes our obligations in these circumstances, subject to some exceptions, we will be discharged from all obligations under the debentures and the indenture. Although the indenture permits these transactions, some of the transactions described above which occur on or before February 1, 2022 could constitute a change in control of Charles River and permit you to require us to purchase your debentures as described above.

Events of Default

     The following are events of default for the debentures:

     o default in payment of accrued interest, the principal amount, redemption price, purchase price or change in control purchase price with respect to any debenture when that amount becomes due and payable;

     o our failure to comply with any of our other agreements in the debentures or the indenture upon our receipt of notice of the default by the trustee or by holders of not less than 25% in principal amount of the debentures then outstanding and the failure to cure (or obtain a waiver of) the default within 90 days after receipt of notice;

     o our default in the payment at final maturity, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $25.0 million or more, or acceleration of any indebtedness in the principal amount so that it becomes due and payable before the date on which it would otherwise have become due and payable, and the acceleration is not rescinded within 10 business days after notice to us according to the indenture; and

     o specified events of bankruptcy, insolvency or reorganization affecting us.

     If an event of default happens and continues, either the trustee or the holders of not less than 25% in aggregate principal amount of the debentures then outstanding may declare the principal amount, plus interest accrued through the declaration date, to be immediately due and payable. In the case of events of bankruptcy or insolvency affecting us, the principal amount, plus interest accrued through the occurrence of that event, will automatically become due and payable. However, so long as any indebtedness under the credit facility is outstanding, that acceleration will not be effective until the earlier of:

     o    an acceleration of any indebtedness under the credit facility; or

     o five business days after we and the administrative agent under the credit facility receive written notice of that acceleration.

     Except as stated in the previous sentence, upon any declaration, the debentures will become due and payable immediately.

     However, in the case of an event of default relating to specified events of bankruptcy or insolvency affecting us, all outstanding debentures will become due and payable without further action or notice. You may not enforce the indenture or the debentures except as provided in the indenture.

     The holders of a majority in principal amount of the then outstanding debentures by written notice to the trustee may, on your behalf, rescind an acceleration and its consequences if:

     o    the rescission would not conflict with any judgment or decree; and

     o all existing events of default (except nonpayment of principal, interest, premium or liquidated damages, if any, that became due solely because of the acceleration) have been cured or waived.

     However, in the event of a declaration of acceleration of the debentures because an event of default has occurred and is continuing as a result of the acceleration of any indebtedness described above, the declaration of acceleration of the debentures will be automatically annulled if:

     o the holders of any indebtedness described above have rescinded the declaration of acceleration in respect of that indebtedness within 30 days of that declaration;

     o the annulment of the acceleration of the debentures would not conflict with any judgment or decree of a court of competent jurisdiction; and

     o all existing events of default (except nonpayment of principal or interest that became due solely because of the acceleration) have been cured or waived.

Modification

     We, together with the trustee, may enter into supplemental indentures that add, change or eliminate provisions of the indenture, or modify your rights, with the consent of holders of at least a majority in principal amount of the debentures then outstanding. However, without your consent, no supplemental indenture may:

     o change the record or payment dates for interest payments, reduce the rate of interest on any debenture or extend the time of payment;

     o    extend the stated maturity of any debenture;

     o reduce the principal amount, redemption price, purchase price or change in control purchase price with respect to any debenture;

     o make any debenture payable in money or securities other than that stated in the debenture;

     o make any change that adversely affects your right to convert your debentures;

     o make any change that adversely affects your right to require us to purchase your debentures;

     o impair your right to convert, or receive payment with respect to, your debentures, or your right to institute suit for the enforcement of payment with respect to, or conversion of, your debentures; and

     o change the provisions in the indenture that relate to modifying or amending the indenture.

     Without your consent, we, together with the trustee, may enter into supplemental indentures for any of the following purposes:

     o to evidence our successor and the assumption by that successor of our obligations under the indenture and the debentures;

     o to add to our covenants for your benefit or to surrender any right or power conferred upon us;

     o    to secure our obligations in respect of the debentures;

     o to make any changes or modifications to the indenture necessary in connection with the registration of the debentures under the Securities Act and the qualification of the debentures under the Trust Indenture Act as contemplated by the indenture;

     o    to cure any ambiguity, defect or inconsistency in the indenture.

     No supplemental indenture entered into according to the second, third, fourth or fifth bullets of the previous paragraph may be entered into without the consent of holders of a majority in principal amount of the debentures, if the supplemental indenture may materially and adversely affect your interests.

     The holders of a majority in principal amount of the outstanding debentures may, on your behalf:

     o waive our compliance with restrictive provisions of the indenture, as detailed in the indenture; and

     o waive any past default under the indenture and its consequences, except a default in the payment of interest, principal amount, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any debenture, or in respect of any provision which under the indenture cannot be modified or amended without your consent.

Registration Rights

     The registration statement of which this prospectus forms a part has been filed under the terms of a registration rights agreement which we entered into with the initial purchasers of the debentures. In the registration rights agreement we agreed, for your benefit and at our expense, to:

     o file with the SEC a registration statement covering resale of the debentures and of the shares of our common stock issuable upon conversion of the debentures as soon as practicable, but no later than 90 days after January 24, 2002;

     o use our reasonable efforts to cause the shelf registration statement to be declared effective as soon as practicable, but no later than 180 days after January 24, 2002; and

     o use our reasonable efforts to keep the shelf registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of all the securities registered and (2) the expiration of the holding period applicable to securities held by persons that are not our affiliates under Rule 144(k) of the Securities Act, with some exceptions.

     We are permitted to suspend the use of this prospectus under circumstances relating to pending corporate developments, public filings with the SEC and similar events for periods not exceeding 45 days in any three-month period or 120 days in any 12-month period.

     We agreed to pay predetermined liquidated damages to you if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods exceeding those permitted above. These liquidated damages accrue until the failure to file or become effective or unavailability is cured according to the following:

     o in respect of each $1,000 principal amount of debentures, at a rate per year equal to 0.5% of such principal amount, plus accrued interest to the date of determination; and

     o in respect of any common stock issued upon conversion of each $1,000 principal amount of debentures, at a rate per year equal to 0.5% of such principal amount, plus accrued interest to the date of determination, divided by the conversion price.

     So long as the failure to file or become effective or the unavailability continues, we will pay you liquidated damages in cash on February 1 and August 1 of each year, if you are the record holder on the immediately preceding January 15 or July 15. When the registration default is cured, we will pay you accrued and unpaid liquidated damages in cash on the next interest payment date, if you are the record holder on the date of the cure.

     A holder who sells debentures and the underlying shares of our common stock under the shelf registration statement is required to be named as a selling securityholder in this prospectus, deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement, including indemnification provisions. We will pay all expenses of the shelf registration statement, provide each selling securityholder with copies of this prospectus and take certain other actions required to permit, subject to the above, unrestricted resales of the debentures and the underlying shares of our common stock.

     We provided initial holders with a form of selling securityholder notice and questionnaire, which we refer to as the questionnaire. No holder of registrable securities is entitled to be named as a selling securityholder in this prospectus or to use this prospectus for offers and resales of registrable securities at any time, unless the holder has returned a completed and signed questionnaire to us. Following our receipt of a completed and signed questionnaire, we will include the registrable securities in the shelf registration statement, subject to restrictions on the timing and number of supplements to this prospectus provided in the registration rights agreement.

     This summary of the material provisions of the registration rights agreement may not contain all of the information important to you. You should review the registration rights agreement.

Governing Law

     The indenture and the debentures are governed by, and will be construed according to, the law of the State of New York.

Information Concerning the Trustee

     State Street Bank and Trust Company is the trustee, registrar, paying agent and conversion agent.

Book-Entry System

     The debentures were issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the debentures for all purposes under the indenture. As an owner of beneficial interests in the debentures represented by global securities, you hold your interests according to the procedures and practices of DTC. As a result, your beneficial interests in the debentures are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Your interests may not be exchanged for certificated securities, except in limited circumstances. You must exercise your rights in respect of your interests, including your rights to convert or require purchase of your interests in the debentures, according to the procedures and practices of DTC. As a beneficial owner, you are neither a holder of the debentures nor entitled to any rights under the global securities or the indenture. We and the trustee, and our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

     The debentures, represented by a global security, are exchangeable for certificated securities with the same terms only if:

     o DTC is unwilling or unable to continue as depositary, or if DTC ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 90 days;

     o we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

     o    a default under the indenture occurs and is continuing.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants. DTC facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and other organizations, some of whom and/or whose representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK

General Matters

     Our authorized capital stock consists of 120,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share, to be issued from time to time in one or more series, with designations, powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine. As of December 29, 2001, we had outstanding 44,189,650 shares of common stock and no shares of preferred stock. As of December 29, 2001, we had outstanding options to purchase 2,749,148 shares of our common stock, of which 1,556,275 were exercisable. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and our amended and restated by-laws, which are included as exhibits to our Annual Report on Form 10-K for the year ended December 29, 2001 which is incorporated by reference in this prospectus.

Common Stock

     Our issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. Our shares of common stock are not convertible and holders have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of Charles River, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or our restated certificate of incorporation, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

     Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

Preferred Stock

     Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Charles River before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage (1) a merger, tender offer or proxy contest,
(2) the assumption of control by a holder of a large block of our securities or
(3) the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

     We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of holders of common stock.

Warrants

     As of December 29, 2001, we had outstanding warrants to purchase 969,881 shares of common stock at an exercise price of $5.19 per share, subject to customary antidilution adjustment. The warrants are exercisable before 5:00 p.m., New York City time, on October 1, 2009.

     As of December 29, 2001, we also had outstanding warrants to purchase 97,387 shares of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions (which differ in some respects from the warrants discussed in the preceding paragraph) and other customary terms. These warrants are exercisable before 5:00 p.m., New York City time, on April 1, 2010.

Registration Rights

     Certain entities are entitled to particular registration rights related to their warrants. We have agreed to indemnify all holders whose shares are registered according to the exercise of these rights against specified liabilities, including liabilities under the Securities Act, and to pay their expenses in connection with these registrations.

Provisions of Delaware Law Governing Business Combinations

     We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

     o the transaction is approved by the board of directors before the date the "interested stockholder" obtained this status;

     o upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or after the date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, (1) owns 15% or more of a corporation's voting stock or (2) within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Charter and Bylaw Provisions Relating to Changes in Control

     Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deterring or preventing the acquisition of control of us by means of tender offer, open market purchases, proxy contest or otherwise. Set forth below is a description of those provisions.

     Special Meetings of Stockholders. Our certificate of incorporation provides that special meetings of stockholders may be called only by (1) the chairman of the board of directors, (2) the chief executive officer (or, if there is no chief executive officer, the president) or (3) the board of directors, according to a written resolution passed by a majority of the directors then in office. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting. The business permitted to be conducted at any special meeting of stockholders is limited to matters relating to purposes stated in the notice of meeting. As a result, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders before (1) the next annual meeting or (2) the time that the board of directors believes consideration to be appropriate. This change limits a potential acquirer's ability to choose an advantageous time to launch a takeover bid.

     No Action by Stockholder Consent. Our bylaws provide that actions required or permitted to be taken at any annual or special meeting of the stockholders may not be taken by written consent of the stockholders. This provision prevents holders of the requisite voting power of our common stock from using the written consent procedure to take stockholder action without a meeting. This provision may effectively deter or delay actions by a person or a group acquiring a substantial percentage of our stock, even though these actions may be desired by, or beneficial to, the holders of a majority of our common stock.

Limitations on Liability and Indemnification of Officers and Directors

     Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with our current directors and executive officers, and expect to enter into similar agreements with any new directors or executive officers. We have obtained directors' and officers' insurance.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is EquiServe Trust Company, NA.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, subject to the qualifications and limitations described below, is the opinion of Davis Polk & Wardwell and sets forth the material U.S. federal income tax consequences of the ownership and disposition of the debentures. This discussion applies only to debentures that are held as capital assets.

     This discussion does not describe the U.S. federal income tax consequences of the ownership or disposition of our common stock, nor does it describe all of the tax consequences that may be relevant to you in light of your particular circumstances. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    financial institutions;

     o    insurance companies;

     o    dealers in securities or foreign currencies;

     o persons holding debentures as part of a "straddle," "hedge" or "conversion" transaction;

     o United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     o    former citizens or residents of the United States;

     o partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

     o    persons subject to the alternative minimum tax.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

      Persons considering the purchase of debentures are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of Debentures

     We are treating the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations"). Pursuant to the terms of the indenture, you agree with us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the debentures as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on your debentures for U.S. federal income tax purposes.

      The contingent debt regulations do not directly address securities such as the debentures and there is no other authority that addresses whether and how these regulations would apply to the debentures. It is therefore uncertain whether and how the regulations will apply to the debentures. If it is nonetheless determined that the contingent debt regulations do not apply to your debentures, such determination could affect the amount, timing, source and character of income, gain or loss with respect to your investment in the debentures. In particular, it might be determined that:

     o    you should have accrued interest income at a lower rate;

     o you should not have recognized income or gain upon the conversion of a debenture;

     o you should have recognized capital gain or loss upon a taxable disposition of your debentures;

     o if you purchase debentures for less than their adjusted issue price on the acquisition date, either you should treat any gain recognized on the sale or disposition of your debentures as ordinary income to the extent of the accrued market discount or, if you so elect, you should include the market discount as ordinary income as it accrues; and

     o if you purchase debentures for more than their adjusted issue price on the acquisition date, you should amortize the excess, or "premium", as a reduction of the amount of interest income you are required to accrue on your debentures.

     As a result, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the debentures (including alternative characterizations of the debentures) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The remainder of this discussion is based on our treatment of the debentures as debt instruments subject to the contingent debt regulations as described above.

Tax Consequences to United States Holders

     This discussion applies to United States Holders. You are a United States Holder if you are a beneficial owner of a debenture and you are for United States federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Interest Accruals on Debentures

     Under the contingent debt regulations, regardless of your method of accounting for U.S. federal income tax purposes, you are required to accrue interest income on your debentures on a constant yield basis at an assumed yield that we refer to as the "comparable yield." As a result, you will be required to include interest in income in each year in excess of any interest payments actually received by you in that year.

     At the time the debentures were issued, we were required to determine the comparable yield for the debentures that takes into account the yield at which we could have issued a non-convertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. As a result, we determined the comparable yield to be 9% compounded semi-annually, which is higher than the stated yield of the debentures.

     Solely for purposes of determining the amount of interest income that you are required to accrue, we have constructed a "projected payment schedule" in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule for the debentures includes estimates for payments of interest and for a payment at maturity taking into account the anticipated value of our common stock at the time. The comparable yield is set forth in the indenture. You may obtain the projected payment schedule by submitting a written request for it to us at Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887,
Attention: Corporate Secretary.

     Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that your debentures will pay, or the value at any time of the common stock into which your debentures may be converted.

     For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of your debentures, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

     Subject to the discussion on basis-issue price differences below, based on the comparable yield and the issue price of the debentures, and regardless of your accounting method, you are required to accrue as interest the sum of the daily portions of interest on the debentures for each day in the taxable year on which you hold the debentures, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the debentures (as set forth below).

     The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and for any subsequent accrual periods will be (x) the sum of the issue price of the debenture and any interest previously accrued thereon (disregarding any positive or negative adjustments) minus (y) the amount of any projected payments on the debentures for previous accrual periods.

     In addition to the interest accrual discussed above, you are required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If you receive actual payments that are less than the projected payments in respect of a debenture for a taxable year, you will incur a "negative adjustment" equal to the amount of the difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that you would otherwise be required to include in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of the excess that does not exceed the excess of (A) the amount of all previous inclusions under the debenture over (B) the total amount of your net negative adjustments treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, exchange or retirement of the debentures.

     If you purchase debentures for more or less than the adjusted issue price of the debentures on the acquisition date you must, upon acquiring the debentures, reasonably allocate the difference between your tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the debentures. We urge you to consult your tax adviser regarding these allocations.

     If your basis in the debentures is greater than their adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in the debentures is reduced by the amount you treat as a negative adjustment.

     If your basis in the debentures is less than their adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in the debentures is increased by the amount you treat as a positive adjustment.

     Sale, Exchange, Conversion or Retirement of Debentures

     Upon a sale, exchange or retirement of a debenture for cash, you will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture will generally be equal to your purchase price for the debenture, increased by any interest income previously accrued by you (determined without regard to any positive or negative adjustments to interest accruals described above, other than adjustments resulting from the purchase by you of the debentures for more or less than their adjusted issue price on the acquisition date) and decreased by the amount of any projected payments on your debentures for previous accrual periods. You generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of your previous interest inclusions over the total negative adjustments previously taken into account by you as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

     In addition, as described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion of debentures into our common stock as a contingent payment in respect of the debentures. As a result, we intend to treat the delivery of our common stock upon the conversion of a debenture as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and the projected payment schedule. Under this treatment, a conversion of a debenture into common stock will also result in taxable gain or loss to you under the rules described in the previous paragraph. For this purpose, the amount realized by you will equal the fair market value of the common stock received upon conversion, plus any cash received.

     Your tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of the common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion.

     Constructive Dividends

     If we decrease the conversion price, either at our discretion, or in connection with a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (in accordance with the anti-dilution provisions of the debentures), the decrease may be deemed to be the payment of a taxable dividend to you. For example, a decrease in the conversion price in the event of distributions of our evidences of indebtedness or our assets will generally result in deemed dividend treatment to you to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles.

     Generally, a reasonable decrease in the conversion price in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Tax Consequences to Non-United States Holders

     This discussion applies to Non-United States Holders. You are a Non-United States Holder if you are a beneficial owner of a debenture and you are, for U.S. federal income tax purposes:

     o an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

     o    a foreign corporation; or

     o    a nonresident alien fiduciary of a foreign estate or trust.

     All payments on the debentures made to you, and any gain realized by you on a sale, exchange or conversion of the debentures, will be exempt from U.S. federal income and withholding tax, provided that: (i) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and you are not a bank receiving specific types of interest, (ii) the certification requirement described below has been fulfilled with respect to you, (iii) the payments and gain are not effectively connected with your conduct of a trade or business in the United States, and (iv) with respect only to gain realized by you on a sale, exchange or conversion of the debentures, we have not been, within the shorter of the five year period before the sale, exchange or conversion and the period you held the debenture, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     The tax relating to debentures in a United States real property holding corporation does not apply to you if, during the five-year period before the sale, exchange or conversion, you owned debentures having a fair market value equal to 5% or less of the fair market value of the total amount of the debentures, provided that our debentures and common stock are both "regularly traded" on an "established securities market." Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or may become before your disposition of the debentures, a "United States real property holding corporation." If you own more than 5% of the debentures, you are urged to consult your tax adviser regarding the possible application of the tax relating to convertible debentures of United States real property holding corporations.

     The certification requirement referred to in the second preceding paragraph will be fulfilled if the beneficial owner of a debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

     If you are engaged in a trade or business in the United States, and if payments on the debenture are effectively connected with the conduct of this trade or business, then although exempt from U.S. withholding tax, you will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In that event, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of debentures, including the possible imposition of a 30% branch profits tax.

     Constructive Dividends

     The conversion price of the debentures is subject to adjustment in some circumstances. This adjustment could, in some circumstances, give rise to a deemed distribution to you (see "Tax Consequences to United States Holders--Constructive Dividends," above). In that event, the deemed distribution would constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Such deemed dividend would generally be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. If you are subject to withholding tax under these circumstances, you are urged to consult your tax adviser as to whether you may obtain a refund for all or a portion of the withholding tax.

Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the debentures and the proceeds from a sale or other disposition of the debentures. If you are a United States Holder, you may be subject to United States backup withholding tax at a rate of up to 31% on these payments if you fail to provide your taxpayer identification number to the paying agent and to comply with certification procedures or otherwise to establish an exemption from backup withholding. If you are a Non-United States Holder, you may be subject to U.S. backup withholding tax at a rate of up to 31% on these payments unless you comply with certification procedures to establish that you are not a U.S. person. The certification procedures required to claim the exemption from withholding tax on payments on the debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

                            SELLING SECURITYHOLDERS

     We originally issued the debentures in a private placement in January 2002. The debentures were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The debentures and the underlying common stock that may be offered with this prospectus will be offered by the selling securityholders, which includes their transferees, pledgees, donees, assignees or successors.

     The table below sets forth information concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of common stock into which the debentures are convertible, each of which may be offered from time to time with this prospectus. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Jefferies & Company, Inc., Lehman Brothers Inc. and SG Cowen Securities Corp. were initial purchasers in connection with the private placement of the debentures and, along with certain of their affiliates, have engaged and may engage in investment banking transactions with us. In addition to the shares of common stock issuable upon conversion of the debentures, BNP Paribas Equity Strategies, SNC and Variable Insurance Products Fund III: Mid Cap Portfolio beneficially own 41,382 and 291,900 shares of our common stock, respectively,

     The number of shares of common stock shown in the table below assumes conversion of the full amount of debentures held by the selling securityholder at the initial conversion price of $38.87 per share of our common stock. However, this conversion price is subject to adjustments as described under "Description of Debentures--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

     We have prepared the table below based on information given to us by the selling securityholders on or before the date of this prospectus. However, any or all of the debentures or the shares of common stock listed below may be offered for sale with this prospectus by the selling securityholders from time to time. As a result, no estimate may be given as to the amount of debentures or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information was last provided to us.

     Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, as required. From time to time, additional information concerning ownership of the debentures and the shares of common stock may rest with holders of debentures or shares of common stock not named in the table below and of whom we are unaware.

     Only selling securityholders identified below who beneficially own the debentures set forth opposite each selling securityholder's name on the effective date of the registration statement of which this prospectus forms a part may sell the debentures under this registration statement. Before any use of this prospectus in connection with an offering of the debentures and/or the shares of common stock by any holder not identified below, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell the debentures and/or common stock. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position, office or other material relationship with us or any of our affiliates during the three years before the date of the prospectus supplement.


                                                Principal Amount of                           Number of          Percentage of
                                                 Debentures Owned       Percentage of      Underlying Shares       Common Stock
                                                       and                Debentures        of Common Stock        Outstanding
Name                                            that May be Sold          Outstanding       that May be Sold            (1)
-------------------------------------           -------------------     -------------      -----------------     --------------

Akela Capital Master Fund, Ltd.                   $  2,000,000                1.08%               51,453.56             *

Alpine Associates                                    7,275,000                3.93%              187,162.34             *

Alpine Partners                                        975,000                  *                 25,083.61             *

American Samoa Government                               37,000                  *                    951.89             *


                                                Principal Amount of                           Number of          Percentage of
                                                 Debentures Owned       Percentage of      Underlying Shares       Common Stock
                                                       and                Debentures        of Common Stock        Outstanding
Name                                            that May be Sold          Outstanding       that May be Sold            (1)
-------------------------------------           -------------------     -------------      -----------------     --------------

Arbitex Master Fund LP                            $ 16,750,000                9.05%              430,923.59             *

Argent Classic Convertible Arbitrage
Fund (Bermuda) Ltd.                                  1,000,000                  *                 25,726.78             *

Argent Classic Convertible Arbitrage
Fund L.P.                                              500,000                  *                 12,863.39             *

AXP Bond Fund, Inc.                                  2,720,000                1.47%               69,976.85             *

AXP Variable Portfolio-Bond Fund,
a series of AXP Variable Portfolio
Income Series, Inc.                                  1,140,000                  *                 29,328.53             *

AXP Variable Portfolio-Managed
Fund, a series of AXP Variable
Portfolio Managed Series, Inc.                         510,000                  *                 13,120.66             *

Baird, Patrick & Co., Inc.                             500,000                  *                 12,863.39             *

BNP Paribas Equity Strategies, SNC                     700,000                  *                 18,008.75             *

BP Amoco PLC Master Trust                            1,422,000                  *                 36,583.48             *

Btes-Convertible Arb                                 1,000,000                  *                 25,726.78             *

Btpd-Growth vs. Value                                4,000,000                2.16%              102,907.13             *

Chrysler Corporation Master
Retirement Trust                                     4,490,000                2.43%              115,513.25             *

Citicorp Life Insurance Company                         14,000                  *                    360.17             *

CooperNeff Convertible Strategies
Fund, L.P.                                             210,000                  *                  5,402.62             *

DaimlerChrysler Corp. Emp #1
Pension Plan dtd 4/1/89                              5,845,000                3.16%              150,373.04             *

Deephaven Domestic Convertible
Trading Ltd.                                         2,000,000                1.08%               51,453.56             *

Delta Air Lines Master Trust (c/o
Oaktree Capital Management, LLC)                     1,240,000                  *                 31,901.21             *

Delta Pilots D&S Trust (c/o Oaktree
Capital Management, LLC)                               610,000                  *                 15,693.34             *

Deutsche Banc Alex
Brown Inc.                                           7,000,000                3.78%              180,087.47             *

Fidelity Financial Trust: Fidelity
Convertible Securities Fund                          4,000,000                2.16%              102,907.13             *

First Union Securities Inc.                          7,350,000                3.97%              189,091.84             *

Franklin and Marshall College                          330,000                  *                  8,489.84             *

Grace Brothers Management L.L.C.                     2,000,000                1.08%               51,453.56             *



                                                Principal Amount of                           Number of          Percentage of
                                                 Debentures Owned       Percentage of      Underlying Shares       Common Stock
                                                       and                Debentures        of Common Stock        Outstanding
Name                                            that May be Sold          Outstanding       that May be Sold            (1)
-------------------------------------           -------------------     -------------      -----------------     --------------

Granville Capital Corporation                     $  2,500,000                1.35%               64,316.95             *

Highbridge International LLC                        16,350,000                8.84%              420,632.88             *

Hotel Union and Hotel Industry of
Hawaii Pension Plan                                    405,000                  *                 10,419.35             *

Income Portfolio, a series of IDS
Life Series Fund, Inc.                                  70,000                  *                  1,800.87             *

Jefferies & Company, Inc.                                9,000                  *                    231.54             *

KBC Financial Products U.S.A. Inc.                   2,500,000                1.35%               64,316.95             *

Lehman Brothers Inc.                                 7,000,000                3.78%              180,087.47             *

Microsoft Corporation                                1,575,000                  *                 40,519.68             *

Morgan Stanley & Co.                                 2,000,000                1.08%               51,453.56             *

Motion Picture Industry Health Plan
- Active Member Fund                                   280,000                  *                  7,203.50             *

Motion Picture Industry Health Plan
- Retiree Member Fund                                  175,000                  *                  4,502.19             *

National Benefit Life Insurance
Company                                                  8,000                  *                    205.81             *

OCM Convertible Trust                                2,610,000                1.41%               67,146.90             *

Partner Reinsurance Company Ltd.                       720,000                  *                 18,523.28             *

Primerica Life Insurance Company                       329,000                  *                  8,464.11             *

Qwest Occupational Health Trust                        155,000                  *                  3,987.65             *

RAM Trading Ltd.                                     1,300,000                  *                 33,444.82             *

Salomon Brothers Asset
Management, Inc.                                    12,350,000                6.68%              317,725.75             *

SG Cowen Securities Corp.                            5,300,000                2.86%              136,351.94             *

Spear, Leeds & Kellogg L.P.                            500,000                  *                 12,863.39             *

State Employees' Retirement Fund of
the State of Delaware                                1,785,000                  *                 45,922.31             *

State of Connecticut Combined
Investment Funds                                     3,725,000                2.01%               95,832.26             *

State Street Bank Custodian for GE
Pension Trust                                        2,675,000                1.45%               68,819.14             *

Sturgeon Limited                                        90,000                  *                  2,315.41             *

The Estate of James Campbell                           240,000                  *                  6,174.43             *


                                                Principal Amount of                           Number of          Percentage of
                                                 Debentures Owned       Percentage of      Underlying Shares       Common Stock
                                                       and                Debentures        of Common Stock        Outstanding
Name                                            that May be Sold          Outstanding       that May be Sold            (1)
-------------------------------------           -------------------     -------------      -----------------     --------------

The Travelers Indemnity Company                   $    785,000                  *                 20,195.52             *

The Travelers Insurance Company -
Life                                                   594,000                  *                 15,281.71             *

The Travelers Insurance Company -
Separate Account TLAC                                   30,000                  *                    771.80             *

The Travelers Life and Annuity
Company                                                 40,000                  *                  1,029.07             *

Total Return Portfolio, a series of
Growth and Income Trust                                780,000                  *                 20,066.89             *

Travelers Series Trust Convertible
Bond Portfolio                                         200,000                  *                  5,145.36             *

Variable Insurance Products Fund
III: Mid Cap Portfolio                               3,800,000                 2.05%              97,761.77             *

Viacom Inc. Pension Master Trust                        40,000                  *                  1,029.07             *

Zurich Institutional Benchmarks
Master Fund Ltd.                                     1,947,000                 1.05%              50,090.04             *
-------------------------------------             ------------                ------           ------------          ------
Subtotal                                          $148,485,000                80.26%           3,820,041.16           8.59%

All other holders of debentures or
future transferees, pledgees, donees,
assignees or successors of these
holders (2)                                         36,515,000                19.74%             939,413.43           2.11%
-------------------------------------             ------------                ------           ------------          ------
Total                                             $185,000,000                 100%            4,759,454.59          10.70%

------------------------------------
* Less than 1%.

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 44,470,994 shares of common stock outstanding as of March 22, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(2) Information about other selling securityholders will be set forth in prospectus supplements from time to time, as required. This information assumes that any other holders of debentures, or any future pledgees, donees, assignees, transferees or successors of these holders, do not beneficially own any shares of common stock other than the shares of common stock issuable upon conversion of the debentures at the initial conversion price.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the debentures and the underlying shares of common stock offered by this prospectus. The total proceeds to the selling securityholders from the sale of debentures or shares of common stock will be the purchase price of the debentures or the shares of common stock, less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of debentures or shares of common stock to be made directly or through agents.

     The debentures and the underlying shares of common stock may be sold from time to time to purchasers:

     o directly by the selling securityholders and their successors, which includes their transferees, pledgees, donees, assignees or successors; or

     o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the shares of common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the underlying shares of common stock may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any selling securityholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless the selling securityholder purchased in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any profits on the sale of the debentures and the shares of common stock by selling securityholders who are deemed to be underwriters, and any discounts, commissions or concessions received by any broker-dealers or agents who are deemed to be underwriters, will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to statutory liabilities including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker dealers, other than the initial purchasers, purchased the debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

     If the debentures and the underlying shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The debentures and the underlying shares of common stock may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices related to prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions

     o on any national securities exchange or quotation service on which the debentures and the shares of common stock may be listed or quoted at the time of the sale, including the NYSE in the case of the common stock;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

     o through the writing of options, whether the options are listed on an options exchange, or otherwise through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the debentures and the underlying shares of common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the debentures or the shares of common stock in the course of hedging their positions. The selling securityholders may also (1) sell debentures and shares of common stock short, and deliver debentures and shares of common stock to close out short positions, or (2) loan or pledge debentures or shares of common stock to broker-dealers that in turn may sell these debentures and shares of common stock.

     A short sale of the debentures or the underlying shares of common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of debentures or shares of common stock that are not owned, and as a result must be borrowed, in order to make delivery of the security in connection with the sale. In connection with a short sale of the debentures or the shares of common stock, a broker-dealer, financial institution or selling securityholder may purchase the debentures or the shares of common stock on the open market to cover positions created by short sales. In determining the source of debentures or shares of common stock to close out these short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of the debentures or the shares of common stock available for purchase in the open market.

     At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the total amount and type of securities being offered and the terms of the offering, including, to the extent required, (1) the names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying shares of common stock by the selling securityholders.

     Our common stock trades on the NYSE under the symbol "CRL." We do not intend to apply for listing of the debentures on any securities exchange or for quotation through Nasdaq. As a result, no assurances may be given as to the development of liquidity or any trading market for the debentures. See "Risk Factors--Risks Relating to Our Debt."

     We cannot assure you that any selling securityholder will sell any of the debentures or the underlying shares of common stock with this prospectus. Further, we cannot assure you that any selling securityholder will not transfer, devise or gift the debentures and the shares of common stock by other means not described in this prospectus. In addition, any debentures or shares of common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A, rather than under this prospectus. The debentures and the shares of common stock may be sold in some states only through registered or licensed broker-dealers. In addition, in some states the debentures and the shares of common stock may not be sold unless they have been registered or qualified for sale under an exemption from registration.

     The selling securityholders and any other person participating in the sale of the debentures or the shares of common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any debentures or shares of common stock by the selling securityholders and any other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the shares of common stock to engage in market-making activities with respect to particular debentures and shares of common stock being distributed for a period of up to five business days before the distribution. This may affect (1) the marketability of the debentures and the shares of common stock and (2) the ability of any person or entity to engage in market-making activities with respect to the debentures and the shares of common stock.

     Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part, we and the selling securityholders may be indemnified by the other against liabilities, including liabilities under the Securities Act, or may be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying shares of common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the debentures and the shares of common stock issuable upon conversion of the debentures are being passed upon for us by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Charles River Laboratories International, Inc. for the year ended December 29, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:


Public Reference Room     North East Regional Office    Midwest Regional Office
450 Fifth Street, N.W.    233 Broadway                  500 West Madison Street
Room 1024                 New York, NY 10279            Suite 1400
Washington, DC 20549                                    Chicago, Illinois 60661

     You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

     You can also inspect reports, proxy statements and other information about our company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.


      CHARLES RIVER LABORATORIES
           INTERNATIONAL, INC.
     SEC FILINGS (FILE NO. 001-15943)                     PERIOD
--------------------------------------     ----------------------------------
Annual Report on Form 10-K                 Fiscal year ended December 29, 2001

Current Reports on Form 8-K                Filed on January 17, 2002,
                                           January 23, 2002, January 30, 2002
                                           and February 14, 2002

Annual Proxy Statement on Schedule 14A     Filed on April 1, 2002

     All documents that we file with the SEC from the date of this prospectus to the end of the offering of the debentures with this prospectus will also be incorporated in this prospectus by reference.

     You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

     Charles River Laboratories International, Inc.
     251 Ballardvale Street
     Wilmington, MA 01887
     (978) 658-6000
     Attn: Office of General Counsel

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by us in connection with this registration statement and the distribution of the debentures and the underlying shares of common stock registered hereby. Except for the SEC registration fee, all of these fees and expenses have been estimated.



                                                                  Amount to be
                                                                      Paid
                                                                  ------------
SEC registration fee............................................  $   17,233
Legal fees and expenses.........................................     100,000
Accounting fees and expenses....................................      15,000
Miscellaneous...................................................       7,767
                                                                  ----------
   TOTAL........................................................  $  140,000
                                                                  ==========


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As a result of this provision, our ability or that of our stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her duty of care. The SEC has taken the position that this provision will have no effect on claims arising under the federal securities laws.

     In addition, our certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is our director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by our director or officer in advance of the final disposition of a proceeding according to applicable law.

     The indemnification provisions in our certificate of incorporation, by-laws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

     We also provide insurance from commercial carriers against some liabilities incurred by our directors and officers.

Item 16.  Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed as part of this registration statement:


Exhibit No.      Document
-----------      --------
    2.1          Recapitalization Agreement dated as of July 25, 1999 among
                 Charles River Laboratories, Inc., Charles River Laboratories
                 International, Inc. (formerly known as Endosafe, Inc.),
                 Bausch & Lomb Incorporated and the other parties listed
                 therein. (1)
    2.2          Amendment No. 1 to Recapitalization Agreement dated as of
                 September 29, 1999 between Bausch & Lomb Incorporated and
                 CRL Acquisition LLC. (1)
    2.3          Agreement and Plan of Reorganization dated as of June 6,
                 2000 among Charles River Laboratories International, Inc.,
                 CRL Acquisition LLC and B&L CRL, Inc. (2)
    2.4          Stock Purchase Agreement dated as of December 21, 2000
                 among Pathology Associates International Corporation,
                 Science Applications International Corp. and Charles River
                 Laboratories, Inc. (3)
    2.5          Stock Purchase Agreement among Charles River Laboratories,
                 Inc., Primedica Corporation, TSI Corporation and Genzyme
                 Transgenics Corporation. (3)
    4.1          Indenture dated as of January 24, 2002 between Charles
                 River Laboratories International, Inc. and State Street Bank
                 and Trust Company, as trustee. (4)
    4.2          Registration Rights Agreement dated as of January 24, 2002 among Charles River Laboratories International, Inc., Credit
                 Suisse First Boston Corporation, Lehman Brothers Inc., J.P.
                 Morgan Securities Inc., SG Cowen Securities Corporation,
                 U.S. Bancorp Piper Jaffray Inc., Thomas Weisel Partners LLC,
                 Investec PMG Capital Corp. and Jeffries & Company, Inc. (4)
    4.3          Form of debentures due February 1, 2022 (included in
                 exhibit 4.1).
    5.1          Opinion of Davis Polk & Wardwell (filed herewith).
    8.1          Opinion regarding tax matters (included in exhibit 5.1).
    12.1         Statement regarding computation of ratio of earnings to
                 fixed charges (filed herewith).
    23.1         Consent of PricewaterhouseCoopers LLP (filed herewith).
    23.2         Consent of Davis Polk & Wardwell (included in exhibit 5.1).
    24.1         Power of Attorney (included on the signature page of this
                 registration statement).
    25.1         Form T-1 Statement of Eligibility of State Street Bank and
                 Trust Company under the Trust Indenture Act of 1939, as
                 amended, relating to exhibit 4.1 (filed herewith).
-------------------------
(1) Previously filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

(2) Previously filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-55670) filed February 15, 2001.

(3) Previously filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-55670) filed February 15, 2001.

(4) Previously filed as an exhibit to our Annual Report on Form 10-K filed March 27, 2002.

Item 17.  Undertakings

A.   Undertaking pursuant to Rule 415:

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post- effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking regarding filings incorporating subsequent Exchange Act documents by reference:

     The undersigned registrant hereby understands that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Undertaking in respect of indemnification:

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on April 9, 2002.

                                  CHARLES RIVER LABORATORIES INTERNATIONAL, INC.


                                  By:      /s/ Thomas F. Ackerman
                                       -------------------------------------
                                       Name:   Thomas F. Ackerman
                                       Title:  Senior Vice President and
                                               Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. Ackerman, James C. Foster and Dennis
R. Shaughnessy, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on April 9, 2002.


          Signature                                      Title
          ---------                                      -----

     /s/ James C. Foster                                President,
-----------------------------------       Chief Executive Officer and Chairman
       James C. Foster




   /s/ Thomas F. Ackerman                          Senior Vice President
-----------------------------------            and Chief Financial Officer
       Thomas F. Ackerman




     /s/ Robert Cawthorn
-----------------------------------                       Director
       Robert Cawthorn




    /s/ Stephen D. Chubb
-----------------------------------                       Director
      Stephen D. Chubb




     /s/ Samuel O.Thier
-----------------------------------                       Director
       Samuel O. Thier

          Signature                                      Title
          ---------                                      -----


     /s/ William Waltrip
-----------------------------------                       Director
       William Waltrip

                                 EXHIBIT INDEX



Exhibit No.      Document
-----------      --------

    2.1 Recapitalization Agreement dated as of July 25, 1999 among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated and the other parties listed therein. (1)
    2.2 Amendment No. 1 to Recapitalization Agreement dated as of September 29, 1999 between Bausch & Lomb Incorporated and
                 CRL Acquisition LLC. (1)
    2.3          Agreement and Plan of Reorganization dated as of June 6,
                 2000 among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc. (2)
    2.4 Stock Purchase Agreement dated as of December 21, 2000 among Pathology Associates International Corporation, Science Applications International Corp. and Charles River Laboratories, Inc. (3)
    2.5 Stock Purchase Agreement among Charles River Laboratories, Inc., Primedica Corporation, TSI Corporation and Genzyme Transgenics Corporation. (3)
    4.1 Indenture dated as of January 24, 2002 between Charles River Laboratories International, Inc. and State Street Bank and Trust Company, as trustee. (4)
    4.2 Registration Rights Agreement dated as of January 17, 2002 among Charles River Laboratories International, Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc.,
                 J.P. Morgan Securities Inc., SG Cowen Securities Corporation, U.S. Bancorp Piper Jaffray Inc., Thomas Weisel Partners LLC, Investec PMG Capital Corp. and Jeffries & Company, Inc. (4)
    4.3          Form of debentures due February 1, 2022 (included in exhibit
                 4.1).
    5.1          Opinion of Davis Polk & Wardwell (filed herewith).
    8.1          Opinion regarding tax matters (included in exhibit 5.1).
    12.1 Statement regarding computation of ratio of earnings to fixed charges (filed herewith).
    23.1         Consent of PricewaterhouseCoopers LLP (filed herewith).
    23.2         Consent of Davis Polk & Wardwell (included in exhibit 5.1).
    24.1 Power of Attorney (included on the signature page of this registration statement).
    25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company under the Trust Indenture Act of 1939, as amended, relating to exhibit 4.1 (filed herewith).

--------------------------
(1) Previously filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

(2) Previously filed as an exhibit to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333- 35524) filed June 23, 2000.

(3) Previously filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-55670) filed February 15, 2001.

(4) Previously filed as an exhibit to our Annual Report on Form 10-K filed March 27, 2002.